Resignation of Director and Officer
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To:   The Board of Directors
      Waterloo Ventures Inc. (the Corporation")



      I hereby tender my resignation as a Director and Officer of the Corporation to take effect upon acceptance by the Corporation.


DATED this 31 day of March, 2004


/s/ Barry Whelan
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Barry Whelan